Exhibit 99.1

Investor Contact:

John Mills

Senior Managing Director

ICR

310.954.1105

Limoneira Company Announces Fourth Quarter and Fiscal Year 2012 Financial Results

- Fourth Quarter 2012 Agribusiness Revenue Increased 39% Compared to Fourth Quarter of Last Year –

- Fiscal Year 2012 Lemon Sales Increased 41% Compared to Same Period Last Year-

- Fiscal Year 2012 Net Income Increased 97% to $3.2 million compared to Same Period Last Year-

- Executed Agribusiness Growth Strategy in Fiscal Year 2012 with Acquisition of 355 Acres of California Agricultural Property –

-Increased Quarterly Dividend per Share of Common Stock by 20% During Fiscal Year 2012-

- Company Provides Fiscal Year 2013 Lemon and Avocado Volume Growth Guidance-

Santa Paula, CA., January 14, 2013 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today reported financial results for the fourth quarter and year ended October 31, 2012.

Fiscal Year 2012 Fourth Quarter Results

For the fourth quarter of fiscal year 2012, revenue was $14.8 million, compared to revenue of $10.9 million in the fourth quarter of the previous fiscal year. Agribusiness revenue increased 39% to $13.6 million, compared to $9.8 million in the fourth quarter last year. Rental operations revenue was $1.1 million in the fourth quarter of fiscal year 2012, compared to $1.0 million in the fourth quarter last year. Real estate development revenue was $90,000, compared to $41,000 in the fourth quarter last year.

Fourth quarter 2012 agribusiness revenue includes $8.5 million in lemon sales, compared to $7.8 million of lemon sales during the same period of fiscal year 2011, reflecting a larger number of cartons of fresh lemons sold as well as a higher average price per carton. The Company also experienced higher sales of lemon by-products compared to the same period last year. Avocado revenue was $3.3 million in the fourth quarter of fiscal year 2012 compared to $0.9 million in the fourth quarter last year. The increase in avocado sales reflects higher volume of fruit sold offset by a lower average price per pound. The Company generated $1.8 million of orange, specialty citrus and other crop revenues in the fourth quarter of fiscal year 2012 compared to $1.1 million in the same period of fiscal year 2011.

Costs and expenses for the fourth quarter of fiscal year 2012 were $14.3 million, compared to $10.0 million in the fourth quarter of last fiscal year. The year-over-year increase in operating expenses reflects increased agribusiness costs associated with the higher sales for this segment, as well as higher selling, general and administrative expenses due primarily to increased employee incentive and selling expenses as a result of improved operations in fiscal year 2012 versus fiscal year 2011.

Operating income for the fiscal year 2012 fourth quarter was $458,000, compared to $843,000 in the fourth quarter of the previous fiscal year. Fourth quarter 2012 operating income was lower than the prior year due primarily to $125,000 operating loss on the Sheldon Ranch leases and increased selling, general and administrative expenses. The Sheldon Ranch leases are comprised of six operating leases for approximately 1,000 acres of lemon, orange, specialty citrus and other crop orchards. Under the terms of the lease agreements and due to growing and harvest timing, Limoneira did not share in citrus crop revenue on the Sheldon property in fiscal year 2012 but incurred certain farming costs and lease expense associated with the property, resulting in a loss from operations of $125,000 in the fourth quarter of fiscal year 2012 and $735,000 for all of 2012. The Company expects that Sheldon Ranch operations will be profitable in fiscal year 2013.

Adjusted EBITDA (defined as net income excluding interest, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the fourth quarter of fiscal year 2012 was $1.1 million, compared to $1.5 million in the same period of fiscal year 2011. A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Primarily as a result of a larger amount of capitalized interest on real estate development projects during the fourth quarter of fiscal year 2012, interest expense was $114,000 compared to $298,000 in the same period of fiscal year 2011. Non-cash fair value adjustments on the Company’s interest rate swap resulted in income of $212,000 in the fourth quarter of fiscal year 2012, compared to $109,000 of expense in the same period of the prior year.

Other income (expense) includes a $150,000 write off in the fourth quarter of fiscal year 2012 of a note receivable related to a coffee business that was discontinued in 2006.

Net income applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2012 was $76,000, or $0.01 per share. Excluding the $125,000 operating loss associated with the previously discussed Sheldon Ranch leases and $150,000 in losses on notes receivable, net income would have been $351,000 or $0.03 per share. This compares to net income applicable to common stock, after preferred dividends, in the fourth quarter of fiscal year 2011 of $489,000, or $0.04 per share.

Fiscal Year 2012 Results

For the fiscal year ended October 31, 2012, revenue was $65.8 million, compared to $52.5 million last year. Operating income for fiscal year 2012 was $4.6 million, compared to $1.0 million last year. Net income applicable to common stock, after preferred dividends, for fiscal year 2012 was $2.9 million, or $0.26 per share, compared to $1.3 million, or $0.12 per share, in the same period last year. Excluding the $735,000 operating loss associated with the previously discussed Sheldon Ranch leases and $265,000 in notes receivable losses comprised of $150,000 related to a discontinued business unit described above and a $115,000 loan to an internet television company to assist it in promoting Santa Paula and surrounding areas, fiscal year 2012 net income applicable to common stock would have been $3.9 million or $0.35 per share.

Lemon sales increased 41% to $44.2 million in fiscal year 2012, compared to $31.2 million in fiscal year 2011 as a result of increased volume and higher average prices. Fresh lemon cartons sold increased 33% to 2.4 million in fiscal year 2012 from 1.8 million in fiscal year 2011.

Avocado sales increased 27% to $9.5 million in fiscal year 2012, compared to $7.5 million in fiscal year 2011 as a result of higher production, partially offset by lower prices. The California avocado crop typically experiences alternative years of high and low productivity due to plant physiology.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased to report a strong financial performance in fiscal year 2012, as we improved both our top and bottom line results compared to last fiscal year. Our total annual revenue increased 25% to $66 million, primarily reflecting the strength of our agribusiness—in particular our lemon business— throughout the year. We achieved solid Adjusted EBITDA of $6.9 million and generated cash from operating activities of $6.3 million in fiscal 2012. Due to our consistent cash flow, we continued to pay a quarterly dividend and announced a 20% dividend increase in September, underscoring our confidence in our business going forward.”

Mr. Edwards continued, “In fiscal year 2012, we completed several strategic acquisitions and entered into key agreements that improved the overall position of our agribusiness and will benefit our financial results in fiscal year 2013. We acquired a total of 355 acres of productive agricultural land in California and entered into the Sheldon Ranch leases, most of which we believe will be accretive to our fiscal year 2013 results. We now own or lease over 8,000 acres of agriculture and real estate property, and continue to see a healthy pipeline of potential agriculture acquisition properties, which will enable us to further solidify our position as one of California’s leading agribusinesses. Regarding our real estate development efforts, we continue to evaluate market conditions and are committed to capitalizing on opportunities to monetize our real estate portfolio at the appropriate time. We are pleased that on January 1, 2013 the Williamson Act expired for Windfall Farms, which allows the project to be subdivided into 76 ten acre parcels.”

Balance Sheet and Liquidity

Cash generated by operating activities in fiscal year 2012 was $6.3 million, compared to $6.0 million fiscal year 2011. Net borrowings on long-term debt were $6.8 million in fiscal year 2012 to finance the acquisition of agriculture properties, real estate development activities and on-going capital requirements.

Real Estate Development

During fiscal year 2012, the Company continued to execute its real estate development strategy by capitalizing development costs of $5.1 million. In fiscal year 2011, the Company capitalized development costs of $5.2 million.

Fiscal 2012 Business Highlights

The Company continues to benefit from the success of its direct lemon sales and marketing strategy. In fiscal year 2012, lemon sales were comprised of approximately 79% to U.S. and Canada-based customers and 21% to domestic exporters.

Alex Teague, Senior Vice President stated, “We continue to benefit from our direct lemon marketing and sales strategy. We now have over 100 different lemon customers, underscoring the success of our sales team. In fiscal year 2012, we sold approximately 600,000 more fresh lemon cartons than the last fiscal year, and we are looking forward to continued growth in fiscal year 2013. To bolster our direct lemon sales and marketing strategy, we launched a marketing campaign ‘Unleash the Power of Lemons,’ with the goal of building lemon sales and consumption through fun and easy consumption ideas. We have recently announced partnerships with experts in food, beauty, and lifestyle in major cities including Los Angeles, New York, and Chicago to promote the many innovative uses of lemons.”

In fiscal year 2012, Limoneira continued to execute on its agribusiness growth strategy of acquiring prime agriculture property throughout California. The Company acquired 355 acres of agriculture property and entered into the Sheldon Ranch leases for another 1,000 acres. Limoneira currently owns or leases 8,246 acres of agriculture and real estate property compared to 6,840 acres owned or leased at the beginning of fiscal year 2012.

Fiscal 2013 Outlook

The Company enters 2013 with approximately 800 additional revenue generating agricultural acres, representing a 12% increase compared to the beginning of fiscal 2012.

For the fiscal year ending October 31, 2013, the Company expects to sell between 3.0 million to 3.2 million cartons of lemons, representing approximately 25% increase over fiscal year 2012 and expects to sell between 17 million to 19 million pounds of avocados, representing approximately 50% increase compared to fiscal year 2012. Lemon and avocado prices are expected to be less in fiscal year 2013 than 2012 due to higher industry production.

In addition, the Company expects the Sheldon Ranch leases to be profitable in fiscal 2013 compared to a loss of $735,000 in fiscal year 2012.

The Company expects the approval to annex East Area 1 into the city of Santa Paula and the submission of the application to annex East Area 2 into the city of Santa Paula to occur during the first six months of 2013. Development and tract mapping for East Area 1 is anticipated by early fiscal year 2014 with first phase construction to commence during 2014.

Conference Call Information

The Company will host a conference call and audio webcast January 15, 2013, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (800) 946-0713, and international participants should dial (719) 325-2131.  Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through January 29, 2013, by calling (877) 870-5176 from the U.S. or (858) 384-5517 from international locations to access the playback; passcode is 6438636.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three months ended October 31,		Years Ended October 31,
	2012	2011	2012	2011

Net income	$141,000	$554,000	$3,150,000	$1,598,000
Total interest (income) expense, net	(124,000)	169,000	(335,000)	619,000
Income taxes	477,000	260,000	1,978,000	707,000
Depreciation and amortization	560,000	546,000	2,131,000	2,207,000
EBITDA	1,054,000	1,529,000	6,924,000	5,131,000
Impairments of real estate development assets	-	-	-	1,196,000
Adjusted EBITDA	$1,054,000	$1,529,000	$6,924,000	$6,327,000

Limoneira Company

Consolidated Balance Sheets

	October 31,
	2012	2011
Assets
Current assets:
Cash	$11,000	$21,000
Accounts receivable, net	4,252,000	2,410,000
Notes receivable - related parties	42,000	36,000
Notes receivable	-	350,000
Cultural costs	2,254,000	926,000
Prepaid expenses and other current assets	2,116,000	1,385,000
Income taxes receivable	712,000	1,324,000
Total current assets	9,387,000	6,452,000

Property, plant and equipment, net	53,380,000	49,187,000
Real estate development	77,772,000	72,623,000
Equity in investments	8,947,000	8,896,000
Investment in Calavo Growers, Inc.	15,701,000	15,009,000
Notes receivable - related parties	16,000	56,000
Notes receivable	2,296,000	2,123,000
Other assets	5,123,000	4,682,000
Total Assets	$172,622,000	$159,028,000
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,670,000	$2,650,000
Growers payable	2,085,000	1,004,000
Accrued liabilities	4,017,000	2,399,000
Fair value of derivative instrument	1,072,000	-
Current portion of long-term debt	760,000	736,000
Total current liabilities	11,604,000	6,789,000
Long-term liabilities:
Long-term debt, less current portion	88,875,000	82,135,000
Deferred income taxes	10,488,000	10,160,000
Other long-term liabilities	8,953,000	7,892,000
Total long-term liabilities	108,316,000	100,187,000
Commitments and contingencies
Stockholders' equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at October 31, 2012 and 2011) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: -0- issued or outstanding at October 31, 2012 and 2011)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,203,180 and 11,205,241 shares issued and outstanding at October 31, 2012 and 2011, respectively)	112,000	112,000
Additional paid-in capital	35,714,000	34,863,000
Retained earnings	16,398,000	14,980,000
Accumulated other comprehensive loss	(2,522,000)	(903,000)
Total stockholders' equity	52,702,000	52,052,000
Total Liabilities and Stockholders' Equity	$172,622,000	$159,028,000

Limoneira Company

Consolidated Statements of Operations

	Three months ended October 31,		Years ended October 31,
	(unaudited)
	2012	2011	2012	2011
Revenues:
Agribusiness	$13,641,000	$9,837,000	$61,553,000	$46,085,000
Rental operations	1,064,000	1,004,000	4,023,000	3,948,000
Real estate development	90,000	41,000	252,000	2,462,000
Total revenues	14,795,000	10,882,000	65,828,000	52,495,000
Costs and expenses:
Agribusiness	10,676,000	7,284,000	47,300,000	35,180,000
Rental operations	671,000	542,000	2,418,000	2,230,000
Real estate development	282,000	281,000	1,037,000	3,551,000
Impairments of real estate development assets	-	-	-	1,196,000
Selling, general and administrative	2,708,000	1,932,000	10,517,000	9,328,000
Total costs and expenses	14,337,000	10,039,000	61,272,000	51,485,000
Operating income	458,000	843,000	4,556,000	1,010,000
Other income (expense):
Interest expense	(114,000)	(298,000)	(508,000)	(1,260,000)
Interest income (expense) from derivative instruments	212,000	109,000	739,000	537,000
Gain on sale of Rancho Refugio/Caldwell Ranch	-	-	-	1,351,000
Interest income	26,000	20,000	104,000	104,000
Other income (expense), net	(150,000)	24,000	64,000	482,000
Total other income (expense)	(26,000)	(145,000)	399,000	1,214,000

Income before income tax provision and equity in earnings of investments	432,000	698,000	4,955,000	2,224,000
Income tax provision	(477,000)	(260,000)	(1,978,000)	(707,000)
Equity in earnings of investments	186,000	116,000	173,000	81,000
Net income	141,000	554,000	3,150,000	1,598,000
Preferred dividends	(65,000)	(65,000)	(262,000)	(262,000)
Net income applicable to common stock	$76,000	$489,000	$2,888,000	$1,336,000

Basic net income per common share	$0.01	$0.04	$0.26	$0.12

Diluted net income per common share	$0.01	$0.04	$0.26	$0.12

Dividends per common share	$0.04	$0.03	$0.13	$0.13

Weighted-average common shares outstanding-basic	11,203,000	11,205,000	11,202,000	11,205,000
Weighted-average common shares outstanding-diluted	11,203,000	11,205,000	11,202,000	11,208,000